Exhibit 4.1.1

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TRUSTEE REPLACEMENT AGREEMENT

Made and entered into at Tel Aviv on the 11th day of the month of June in the year 2009

BY AND BETWEEN
Cellcom Israel Ltd.
Company no. 51-193012-5
10 Hagavish Street, Netanya
(hereinafter, the “Company”)
of the first part

AND
Reznik Paz Nevo Trusts Ltd. (the New Trustee)
Company no. 51-3683474
of 14 Yad Harutzim Street, Tel Aviv, 67778
(hereinafter, “Reznik Paz Nevo”)
of the second part

WHEREAS
on December 21, 2005 the Company and Aurora Fidelity Trust Ltd. (hereinafter, “Aurora”) signed a deed of trust (which was amended on February 27, 2006) (hereinafter, the “Deed of Trust”) according to which Aurora was appointed as trustee for the holders of debentures (Series A) of the Company which were listed for trading on the Tel Aviv Stock Exchange under a prospectus published by the Company on February 27, 2006 (hereinafter, the “Debentures” or the “Series”); and

WHEREAS	on August 5, 2008 Aurora notified the Company of its resignation from its office as trustee for the holders of the Debentures due to a possible suspected conflict of interests; and

WHEREAS
the Company approached Reznik Paz Nevo with a request to serve as trustee for the holders of the Debentures and Reznik Paz Nevo agreed to assume the position as trustee for the aforesaid Series, as stated in the letter of consent dated February 1, 2009 which it provided the Company; and

WHEREAS
Reznik Paz Nevo declares that there is no legal prevention, including under the Securities Law, 5728-1968 and the guidelines of the Securities Authority issued thereunder, to its serving as trustee for the Series; and

WHEREAS	the general meeting of the holders of the Debentures which took place on February 24, 2009 duly approved the appointment of

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Reznik Paz Nevo as trustee for the holders of the Debentures in lieu of Aurora; and

WHEREAS
on May 15, 2009 the Court approved the notice of resignation of Aurora from its office as trustee for the holders of the Debentures, and the appointment of Reznik Paz Nevo as trustee for the holders of the Debentures in lieu of Aurora.

Now therefore the parties hereto agree as follows:

1.
The Company declares that immediately prior to the date of execution of this Agreement it provided Reznik Paz Nevo a true and accurate copy of the Deed of Trust, inclusive of amendments and all its schedules.

2.	The Company declares that immediately prior to the date of execution of this Agreement:

2.1	To its best knowledge it is in compliance with all its undertakings under the Deed of Trust;

2.2	It is not aware of the existence of any cause for immediate repayment or a substantial suspicion that a cause for immediate repayment will exist in respect of the Deed of Trust and/or Debentures;

2.3
There are no legal proceedings whatsoever pending against the Company in connection with the Debentures and/or the Deed of Trust and that the Company did not receive any demand or claim whatsoever in connection with the above.

3.
Immediately prior to the date of execution of this Agreement the Company performed all the payments which it was required to have paid to the holders of the Debentures under the Deed of Trust and Debenture.

4.
It is agreed that from May 15, 2009 (the “Effective Date”) Reznik Paz Nevo shall supersede Aurora in respect of the office of trustee under the Deed of Trust, so that from the Effective Date, Reznik Paz Nevo shall be deemed trustee for the Series of Debentures under the Deed of Trust for all intents and purposes. Reznik Paz Nevo assumes all the obligations and rights under the Deed of Trust from the Effective Date, so that the “Trustee”, as defined in the Deed of Trust, shall be from the Effective Date - Reznik Paz Nevo.

5.
It should be emphasized that except as set forth in this Amendment to the Deed of Trust, there is no further change to the provisions of the Deed of Trust (inclusive of its schedules) and the Debenture, which shall continue to remain in effect without change, except mutatis mutandis.

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6.	The provisions of this amendment to the Deed of Trust shall constitute an integral part of the Deed of Trust.

In witness whereof the parties hereto affix their signatures:

( - ) ____________________ Cellcom Israel Ltd.	( - ) ____________________ Reznik Paz Nevo Trusts Ltd.